Exhibit 21.1

Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation	Ownership if Less Than 100%
ATG Environmental Holdco Limited	United Kingdom
ATG Environmental Limited	United Kingdom
ATG R&D Limited	United Kingdom
ATG UV Technology Limited	United Kingdom
CarbonAir Environmental Systems, Inc.	Minnesota
Evoqua Pension Trustees Limited	United Kingdom
Evoqua Treated Water Outsourcing Corp.	Delaware
Evoqua Water Technologies (Shanghai) Co., Ltd.	China (Shanghai)
Evoqua Water Technologies Canada Ltd.	Canada
Evoqua Water Technologies GmbH	Germany
Evoqua Water Technologies India Private Limited	India
Evoqua Water Technologies Limited	United Kingdom
Evoqua Water Technologies LLC	Delaware
Evoqua Water Technologies Ltd.	Canada
Evoqua Water Technologies Membrane Systems Pty. Ltd.	Australia
Evoqua Water Technologies Pte. Ltd.	Singapore
Evoqua Water Technologies Pty. Ltd.	Australia
EWT Holdings II Corp.	Delaware
EWT Holdings III Corp.	Delaware
Frontier Water Systems, LLC	Delaware	60%
FSI Field Specialties, Inc.	Indiana
MAGNETO (Suzhou) special anodes Co., Ltd.	China
Magneto ARC Incorporated	Canada (Newfoundland Labrador)
MAGNETO international B.V.	Netherlands
MAGNETO special anodes B.V.	Netherlands
Neptune Benson, Inc.	Delaware
Pacific Ozone Technology, Inc.	California
ProAct Services Corporation	Michigan
Treated Water Outsourcing	Delaware	50%
Water Technologies Group C.V.	Netherlands
Water Technologies U.K. Ltd	United Kingdom
WTG Holdco Australia (Memcor) Pty. Ltd.	Australia
WTG Holdco Australia Pty. Ltd.	Australia
WTG HoldCo Germany Administration GmbH	Germany
WTG Holdco Germany GmbH & Co. KG	Germany
WTG Holdco I LLC	Delaware
WTG Holdco II LLC	Delaware
WTG Holdco Singapore Pte. Ltd.	Singapore
WTG Holdings Cooperatief U.A.	Netherlands